EX-35 (b)
(logo) WELLS FARGO



Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.

March 31, 2008

Ace Securities Corporation
AMACAR GROUP
6525 Morrison Boulevard, Suite 318
Charlotte, NC 28211

RE: Annual Statement As To Compliance for ACE Securities Corp. Home Equity Loan Trust, Series 2006-ASAP3

         Per Section 4.15(a) of the Pooling and Servicing Agreement (the "Agreement"), dated as of 5/1/2006, the undersigned Officer of Wells Fargo Bank, N.A., (the "Master Servicer"), hereby certifies the following for the 2006 calendar year or portion thereof applicable to this transaction (the "Reporting Period"):

(A) a review of such party's activities during the Reporting Period and of such party's performance under the Agreement has been made under such officer's supervision; and

(B) to the best of such officer's knowledge, based on such review, such party has fulfilled all its obligations under the Agreement in all material respects throughout the Reporting Period.

Certified By:
/s/ Kristen Ann Cronin
Kristen Ann Cronin, Vice President

Certified By:
/s/ Elisabeth A. Brewster
Elisabeth A. Brewster, Vice President